UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 9, 2024

DAVITA INC.

(Exact name of registrant as specified in its charter)

DE	1-14106	51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street
Denver, CO	80202

(Address of principal executive offices including Zip Code)

(720) 631-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer Transition

On September 9, 2024, DaVita Inc. (the “Company”) announced that David P. Maughan, Senior Vice President of the Company, has been appointed Chief Operating Officer, DaVita Kidney Care, effective September 15, 2024 (the “Effective Date”). Mr. Maughan will replace Michael D. Staffieri, who will transition to the role of Chief Operating Officer Emeritus, as of the Effective Date.

Mr. Maughan, 47, served as a Senior Vice President, Kidney Care, responsible for DaVita’s national home and hospital services businesses, as well as a range of key business functions including oversight of human resources, IT, marketing and communications, and State government affairs from November 2019 to September 2024. He joined DaVita in 2006 and served in various field operations roles of increasing responsibility from September 2006 to November 2019. Prior to joining DaVita, Mr. Maughan worked for Goldman Sachs in Finance from 2001 to 2004 in New York City and London. Mr. Maughan received his undergraduate degree in English literature from Brigham Young University and received his MBA from the Harvard Business School.

There are no family relationships between Mr. Maughan and any director or executive officer of the Company, or with any person selected to become a director or an executive officer of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Maughan, or any member of his immediate family, has a direct or indirect material interest and which would require disclosure under Item 404(a) of Regulation S-K.

Employment Agreement with Mr. Maughan

In connection with this transition, the Company and Mr. Maughan entered into an employment agreement, effective as of the Effective Date (the “Employment Agreement”). The payments and benefits to which Mr. Maughan is entitled under the Employment Agreement include: (i) an annual base salary of $725,000; (ii) participation in the Company’s annual incentive plan, with a 2024 target incentive bonus opportunity equal to 100% of his base salary earned during 2024; (iii) participation in the Company’s employee benefit plans that are generally available to similarly situated Company executives; and (iv) participation in any long-term cash or equity incentive plans in which other similarly situated Company senior executives generally participate.

Pursuant to the Employment Agreement, if the Company terminates Mr. Maughan’s employment for reasons other than material cause, disability (in each case, as defined in the Employment Agreement) or death, then Mr. Maughan will be entitled to the benefits set forth in the DaVita Inc. Severance Plan for Directors and Above (the “Severance Plan”), pursuant to the terms and conditions of the plan in effect at the time of termination, and subject to his execution of a release and continued cooperation and compliance with other agreement provisions. In the event that Mr. Maughan resigns for good cause (as defined in the Employment Agreement), the Employment Agreement provides that he will be entitled to receive (i) benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination; provided that such benefits shall not be less than base salary continuation for a period of one year (two years in the event of a resignation within 60 days following a good cause event that occurs within two years following a change in control); and (ii) if his employment is terminated after April in a given year, Mr. Maughan will receive a lump-sum payment equal to the bonus paid in the year prior to the year in which the termination occurs, pro-rated for the number of months served in the year of termination, in each case, subject to his execution of a release and continued cooperation and compliance with other agreement provisions.

The foregoing description of the terms and conditions of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between David Maughan and DaVita Inc., effective as of September 15, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: September 13, 2024	By:	/s/ Kathleen A. Waters
Kathleen A. Waters
Chief Legal and Public Affairs Officer